Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of TransMontaigne GP L.L.C. and

The Unitholders of TransMontaigne Partners L.P.

Denver, Colorado

We consent to the incorporation by reference in Registration Statement Nos. 333-125209 and 333-148280 on Form S-8 and Registration Statement No. 333-187661 on Form S-3 of our reports dated March 10, 2016, relating to the consolidated financial statements  of TransMontaigne Partners L.P. and subsidiaries (the “Partnership”), and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TransMontaigne Partners L.P. for the year ended December 31, 2015.

/s/ DELOITTE &  TOUCHE LLP

Denver, Colorado

March 10, 2016